Exhibit 5.8

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc. (“Yamana”), I, Donald Gervais, P. Geo., hereby consent to the use of my name in connection with the mineral resource and mineral reserve estimates for the Canadian Malartic Mine as at December 31, 2017 (the “Estimates”), to the use of my name in connection with the reference to the report entitled “Technical Report on the Mineral Resource and Mineral Reserve Estimates for the Canadian Malartic Property” dated August 13, 2014 (the “Report”), and to the use of my name in connection with the written disclosure under the heading “Description of the Business — Material Producing Mines — Canadian Malartic Mine” in Yamana’s Annual Report on Form 40-F for the year ended December 31, 2017 (the “Disclosure”) and to the inclusion or incorporation by reference of references to and summaries of the Estimates, the Disclosure and the Report in the Registration Statement.

By:	/s/ Donald Gervais
Name:	Donald Gervais, P. Geo.

Dated: March 29, 2018